Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2016, relating to the 2015 consolidated financial statements of Avid Technology, Inc., appearing in the Annual Report on Form 10-K of Avid Technology, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
May 30, 2018